Exhibit 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE July 21, 2023

ACME UNITED REPORTS 35% INCREASE IN EARNINGS PER SHARE FOR

SECOND QUARTER OF 2023

SHELTON, CT – July 21, 2023 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2023 were $53.3 million compared to $56.8 million in the second quarter of 2022, a decrease of 6%. Net sales for the six months ended June 30, 2023 were $99.2 million, compared to $100.1 million in the same period in 2022, a decrease of 1%.

Net income was $3.4 million, or $0.96 per diluted share, for the quarter ended June 30, 2023, compared to $2.7 million, or $0.71 per diluted share, for the same period in 2022, an increase of 26% in net income and 35% in diluted earnings per share. Net income for the six months ended June 30, 2023 was $4.4 million, or $1.25 per diluted share, compared to $3.6 million, or $0.93 per diluted share, for the same period in 2022, an increase of 24% in net income and 34% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “I am very pleased with our strong increase in earnings in the second quarter. As anticipated, due to inventory rebalancing by some customers, back-to-school sales were less than in the second quarter of last year. At the same time, our gross margins improved 4.8 percentage points due to the successful implementation of our $5.0 million productivity plan for 2023, as well as lower container costs and other inbound shipping expenses. Additionally, we reduced inventory during the past 12 months by $9.1 million.”

Mr. Johnsen continued, “As a result of strong earnings and lower inventory, we were able to reduce our bank debt less cash by $12.3 million during the past 12 months. We believe the Company is in a strong position to pursue growth opportunities, including new customers, wider distribution, product innovation and the expansion of our manufacturing facilities. We continue to actively evaluate potential acquisitions.”

For the three months ended June 30, 2023, net sales in the U.S. segment decreased 8% compared to the same period in 2022. Sales of first aid and medical products were strong. However, sales of school and office products were negatively impacted by customer reductions of inventory. Customers acquired additional safety stock in the second quarter of 2022 to mitigate supply chain disruption concerns. For the six months ended June 30, 2023, net sales in the U.S. segment decreased 1% compared to the same period in 2022.

European net sales for the three months ended June 30, 2023 decreased 6% in U.S. dollars and 7% in local currency compared to the second quarter of 2022. Net sales for the six months ended June 30, 2023 decreased 6% in U.S. dollars and 5% in local currency compared to the first half of 2022. The decline in net sales for the three and six month periods were mainly due to the economic recession in Europe.

Net sales in Canada for the three months ended June 30, 2023 increased 13% in U.S. dollars and 21% in local currency compared to the same period in 2022. Net sales for the six months ended June 30, 2023 increased 2% in U.S. dollars and 8% in local currency compared to the first half of 2022. The growth in the three and six month periods was mainly due to higher sales of first aid products.

Gross margin was 37.5% in the three months ended June 30, 2023 versus 32.7% in the comparable period last year. Gross margin was 36.6% for the six month period ended June 30, 2023, compared to 33.5% for the same period in 2022. The increases in the three and the six month periods ending June 30, 2023 were primarily due to productivity improvements in the Company’s manufacturing and distribution facilities, as well as lower ocean container costs and demurrage charges.

Operating income increased 32% in the three months ended June 30, 2023 as compared to the same period in 2022.

Interest expense in the second quarter of 2023 increased $0.4 million from the second quarter of 2022 due to higher interest rates.

The Company’s bank debt less cash as of June 30, 2023 was $47.5 million compared to $59.8 million as of June 30, 2022. During the twelve-month period ended June 30, 2023, the Company distributed $2.0 million in dividends on its common stock and generated approximately $14.0 million in free cash flow, including a reduction in inventory of $9.0 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 21, 2023, at 12:00 p.m. EDT. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13739222. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our domestic and global supply chains, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19, natural disasters, or otherwise, including trucker shortages, port closures and delays, and delays with container ships themselves; (iv) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of inflation, including product costs, and interest rates; (vi) potential adverse effects on the Company, its customers, and suppliers resulting from the war in Ukraine; (vii) currency fluctuations including, for example, the fluctuation of the dollar against the euro; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2023

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2023	June 30, 2022

Net sales	$53,336	$56,773
Cost of goods sold	33,314	38,225
Gross profit	20,022	18,548
Selling, general, and administrative expenses	14,772	14,572
Operating income	5,250	3,976
Interest expense	860	428
Interest income	(28)	(5)
Interest expense, net	832	423
Other (income) expense, net	(23)	148
Total other (income) expense , net	(23)	148
Income before income tax expense	4,441	3,405
Income tax expense	998	667
Net income	$3,443	$2,738

Shares outstanding - Basic	3,555	3,521
Shares outstanding - Diluted	3,591	3,841

Earnings per share - Basic	$0.97	$0.78
Earnings per share - Diluted	0.96	0.71

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2023 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2023	June 30, 2022

Net sales	$99,175	$100,106
Cost of goods sold	62,872	66,590
Gross profit	36,303	33,516
Selling, general, and administrative expenses	28,865	28,169
Operating income	7,438	5,347
Interest expense	1,779	737
Interest income	(45)	(8)
Interest expense, net	1,734	729
Other (income) expense, net	(46)	147
Total other (income) expense , net	(46)	147
Income before income tax expense	5,750	4,471
Income tax expense	1,318	903
Net income	$4,432	$3,568

Shares outstanding - Basic	3,548	3,521
Shares outstanding - Diluted	3,548	3,844

Earnings per share - Basic	$1.25	$1.01
Earnings per share - Diluted	1.25	0.93

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2023

(Unaudited)

Amounts in 000's	June 30, 2023	June 30, 2022

Assets:
Current assets:
Cash and cash equivalents	$3,401	$1,760
Accounts receivable, net	39,796	46,991
Inventories	55,944	65,039
Prepaid expenses and other current assets	4,330	3,647
Total current assets	103,471	117,437

Property, plant and equipment, net	27,263	26,277
Operating lease right of use asset	2,393	2,787
Intangible assets, less accumulated amortization	27,969	29,814
Total assets	$161,846	$177,815

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$10,724	$21,421
Operating lease liability - short term	1,193	1,080
Mortgage payable - short term	411	389
Other accrued liabilities	13,013	10,129
Total current liabilities	25,341	33,019
Long term debt	39,979	50,263
Mortgage payable, net of current portion Mortgage payable - long term	10,485	10,897
Operating lease liability - long term	1,356	1,944
Other non-current liabilities	1,033	1,869
Total liabilities	78,195	97,992
Total stockholders' equity	83,651	79,823
Total liabilities and stockholders' equity	$161,846	$177,815